EXHIBIT 10(iii)

                                    AGREEMENT


                                     AMONG:


                               ENOTECH R & D, INC.

                               ALUMINUM-POWER INC.

                                TRIMOL GROUP INC

                                AGGI LIMITED, LLC

                                       and

                               EONTECH GROUP INC.




                               File #97034 BAS*clw









                             Barry A. Spiegel, Q.C.
                                   Suite 1202
                                 390 Bay Street
                               Toronto, ON M5H 2Y2

     THIS AGREEMENT made the `28th day of August 2001

AMONG:

ENOTECH R & D, INC., a corporation
incorporated under the laws of the State, of Delaware, US.A,

(hereinafter called "R & D")
                                                          OF THE FIRST PART;
- and -

ALUMINUM-POWER INC. , a
corporation incorporated under the laws
of the Province of Ontario, Canada

(hereinafter called "A-P)
                                                          OF THE SECOND PART;
-and -

TRIMOL GROUP INC.,  a corporation
incorporated under the laws of the State of Delaware U.S.A.

(hereinafter called `Trimol")
                                                          OF THE THIRD PART;

- and -

AGGI LIMITED. LLC., a limited liability
company established under the laws of
the state of Ohio, U.S.A.

(hereinafter called "AGGI")
                                                          ON THE FOURTH PART;


- and -
EONTECH GROUP INC., a corporation
Incorporated under the laws of the
Province of Ontario, Canada

(hereinafter called "Eontech")
                                                          OF THE FIFTH PART.


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

     WHEREAS A-P is the owner of certain technologies and patent rights, including, without limitation, technologies and patent rights for the creation of metal-air batteries and fuel cells, including, without limitation, aluminum-air batteries;

     AND WHEREAS Trimol has a License Agreement with A-P providing it with certain rights regarding the said technologies and patent rights;

     AND WHEREAS A-P and Trimol wish to have R & D provide certain research and development and to assist in creating, designing, producing, manufacturing, marketing and distributing certain commercial prototypes, products and production lines for products developed by or for A-P and/or Trimol;

     AND WHEREAS AGG1 has agreed to provide to R & D its plant, (at its current facility) equipment and staff to assist R & D in fulfilling its obligations to A-P and Trimol in accordance with the terms of this Agreement.

     NOW THEREFORE the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 In this Agreement, references to A-P shall include Trimol as their respective interests may appear or as directed.

1.2  For the purposes of this Agreement, the following definitions shall apply:

     (a) "Agreement" means this agreement;

     (b) "Confidential Information" includes, but is not limited to, all intellectual property with respect to aluminum-air batteries (including a prototype or product), all information with respect to Inventions, Know-How or Trade Secrets and any and all information relating to A-P's business plans, products, volume of current or expected business, processes, new product development, product designs, formulae, technical information, laboratory data or other material relating to any products, projects or processes of A-P and all disclosures of information under the terms of this Agreement about the business and affairs of A-P. Notwithstanding anything set forth in this definition or Agreement to the contrary, "confidential Information" shall not include inventions, designs or drawings that do not utilize A-P's Technology or Patents, but which may be incorporated, related to, or used in connection with A-P's products, product designs. or prototypes, provided, however, that the disclosure of such non-confidential information shall not include nor compromise A-P's Confidential Information.

     (c) "Inventions" shall mean all Inventions, improvements, designs drawings, modifications and enhancements, whether or not patentable, made to the Patents and/or Technology by any party hereto during the term of this Agreement or after the termination of this Agreement whether or not Confidential Information is used; provided,


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

however, that products, inventions, or designs incorporated into A-P's products shall not be considered an invention unless it utilizes A-P's Technology or Patents;

     (d) Know-How" shall mean all documentation, software, hardware, creative works, know-how and information created, in whole or in part, by A-P, AGGI or R & D before or during the terms of this Agreement arising out of use of the Patents or Technology, whether or not patentable, copyrightable or otherwise protectable;

     (e) "Patents" or "Patent Rights" shall mean the specific concepts, ideas, inventions, Trade Secrets, Know-How (whether or patentable or not) related to the Technology, the patent applications, patent and other industrial property rights throughout the world (including all substitutions, divisions, continuations, continuations-in-part renewals, reissues, extension and the like), all specific rights of action on account of past, present or future use of the Technology or Patents, all rights to file for applications for patents and like protection for inventions relating to the Patents or Technology in any country or jurisdiction throughout the world, all international rights of priority associated with the Patents or Technology and all similar and derivative rights of A-P relating to the Patents or Technology;

     (f) "Technology" includes Patent Rights, Know-How and Trade Secrets owned by A-P;

     (g) "Trade Secrets" shall mean all documentation, Inventions, Know-How and information relating to the past, present or future business of A-P or any plans therefor, or relating to the past present and future business of a third party or plans therefor that are disclosed to A-P. which A-P does not disclose to third parties without restrictions on use or further disclosure.

ARTICLE 2- CONFIDENTIAL INFORMATION

2 1 The recipient of Confidential Information (the "Recipient") agrees to treat all Confidential Information disclosed to it as strictly confidential and to use its best efforts to hold a1l Confidential Information of the disclosing party (the `Discloser") in confidence using a degree of care no less than the degree of care that it would be reasonably expected to employ for its own similar confidential information, and that it shall not disclose or divulge any of the Confidential Information of the Discloser to anyone except the Recipient and its officers, directors, partners or employees who have a need to know such Confidential information and who have been advised of the confidential provisions of this Agreement and agreed to be bound thereby. In addition, the Recipient may disclose Confidential Information to its representatives, agents and advisors (who may include lending institutions, financial advisors, legal advisors and insurance companies) who need to know such information for the purpose of assisting the Recipient with the evaluation and planning of a transaction with the Disclosure or its shareholders and who have been advised of the confidentiality provisions of this Agreement agreed to be bound thereby. The Recipient agrees to be fully responsible for the people to whom it discloses Confidential Information.

2.2 In the event that the Recipient or anyone to whom the Recipient transmits the Confidential Information pursuant to this Agreement becomes legally compelled to


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

disclose any of the Confidential Information, the Recipient will provide the Discloser with prompt notice thereof so the Discloser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the Recipient agrees to provide reasonable assistance in seeking such protective order if so requested by the Discloser.

2.3 Upon the termination of this Agreement, the Recipient agrees to forthwith return to the Discloser all of the Confidential information supplied under the terms of this Agreement and any copies thereof together with all remaining prototypes or products or any parts thereof and any documentation related thereto, and with a statement certifying that all Confidential Information and prototypes or products and any documentation related thereto have been returned. The Recipient also shall destroy any summaries, analyses or extracts of information contained in such Confidential Information, provided that the Recipient may retain, for legal or corporate secretarial purposes only, copies of its own notes. summaries, analyses, board or executive presentations.

2.4 Subject to the exceptions described in the following Section hereof, the Recipient agrees that It will not use any of the Confidential Information of the Discloser for any purpose other than as is described in this Agreement and will written consent of the Discloser, except for purposes of its obligations under this Agreement.

2.5 The foregoing obligations will not apply to information which

     (a) is already in the possession of the Recipient at the time of receiving the same from the Discloser;

     (b)  is in the public domain prior to its disclosure;

     (c) is lawfully received by the Recipient from any third party who, I own b the Recipient did not have a restriction on its disclosure or use;

     (d) is approved in writing by the Discloser for release or other use by the Recipient according to the terms stipulated in such approval; or

     (e) is required to be disclosed to comply with a judicial order or other legal requirement.

2.6 The  above  obligations  with  respect  to  Confidential  Information  shall commence effective as of the date of this Agreement and will survive indefinitely unless expressly superseded by a new agreement between the parties covering the same subject matter.

2.7 The Recipient acknowledges and agrees that the Discloser shall retain all of its right, title and interest in and to all intellectual property Inventions, patent rights, Know-How and Trade Secrets in which it has a proprietary interest and, other than allowing the Recipient to fulfill its obligations under this Agreement, nothing in this Agreement shall be construed as transferring any such right, title or Interest to the Recipient. The Discloser acknowledges and agrees that the Recipient shall retain all of its right, title and interest in and to all intellectual property with respect to its own equipment, system or


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

processes used for the purpose of this Agreement and nothing in this Agreement shall be construed as transferring any such right, title or interest to the Discloser.

ARTICLE 3 -OBLIGATIONS OF AGGI

3.1 AGGI acknowledges that it will be a Recipient of Confidential Information.

3.2 AGGI agrees to provide to R & D Its premises, facilities, equipment and all necessary human resources required by R & U in order to fulfill its obligations under this Agreement, to be provided at AGO Is cost, including reasonable provision for overhead expenses, which costs shall be quoted in advance to R & D for each project.

3.3 For purposes of clarity, the parties agree that the fees of AGGI charged to R & D will be at cost with no element of profit for AGGI. As provided in Section 6.4, A-P will advance funds to R & D by way of loan to pay those fees if R & D does not itself have the necessary funds and A-P will be repaid such advances from R & D before R & D makes any distribution to its shareholders. P & D will have no element of profit from these projects, but will derive its profit from the sale of prototypes and production lines as set forth in Section 6.5.

ARTICLE 4- OBLIGATIONS OF R & D

4.1 R & 0 acknowledges that it will be a Recipient of Confidential Information.

4.2 R & D agrees to obtain written quotations from AGGI on a non-exclusive basis for each specific project which it wishes AGO to undertake. and which AGGI wishes to undertake, and to provide such quotations to A-P as required by
Section 6.4 and to utilize the premises, facilities, equipment and human resources of AGGI to provide ongoing research into improving the Technology in metal-air batteries and fuel cells and to create patent rights in connection therewith. It is understood and agreed that R & D has no obligation to participate in every project. Any quotation may include costs for new equipment, software and instruments if not available from the equipment, software or instruments owned or used by AGGI.

4.3 R & D shall provide ongoing research on the Technology of A-P as requested by A-P end assist in the creation, production, design, manufacture, marketing and distribution of products for and on behalf of A-P when requested. R & D shall, inter alia, create prototypes for products as requested by A-P and sell such prototypes as instructed by A-P under such terms as is agreed to by A-P.

4.4 In addition, R & d shall design, develop and sell production lines to produce the products developed by or on behalf of A-P. such sales to be to parties agreed to by A-P.

4.5 AGGI and R & D acknowledge and agree that the services of Alex Greenspan are integral to the successful implementation of this Agreement and further agree that Alex Greenspan shall spend so much of his time and attention as may be required to fulfill the projects undertaken by R & D.


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

4.6 Each of R & D and AGGI agree to promptly disclose to A-P all Inventions and keep accurate records relating to the conception and production of all inventions. Such records shall be the sole and exclusive property of A-P and, upon any suspension or termination of this Agreement, R & D and AGGI shall surrender possession of such records to A-P.

4.7 Each of R & D and AGGI hereby assign to A P as directed by it without additional consideration, the entire right, title and interest in and to any Inventions and Technology and to all proprietary rights therein or based thereon. Such parties agree to execute all such assignments, oaths, declarations and other documents that may be considered advisable by A-P to effect the foregoing, and to provide A-P with all information, documentation and assistance it may request in order to perfect, enforce or defend a proprietary right in or based on the Inventions or Technology. A-P, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected. All such information, documentation and assistance shall be provided at no additional expense to A-P, except for out-of-pocket expenses incurred by R & D, AGGI or Greenspan incurred at the request of A-P.

4.8 R & `D or AGGI, as the case may be, shall, at its expense, provide any necessary equipment required to equipment required to fulfill its obligations including, without limitation, other necessary hardware or software required to test the prototype and fulfill its other obligations under this Agreement, save as referred to in Section 4.2.

4.9 Representatives of A-P may observe R & D's testing at AGGI's facility at such times as are mutually agreed to by the parties. It is understood that the right to enter the AGGI's laboratory premises shall be at the sole risk of A-P.

4.10 R & D shall provide A-P with a copy of any report containing the results of R & D's evaluation or development of products for various purposes. R & D shall make representations and warranties about the suitability of the products for various purposes. R & D agrees that it will not publish, disclose or otherwise distribute or permit the distribution of any results or reports without the specific written consent of A-P.

ARTICLE 5 - COSTS

5.1 Apart from any costs specifically dealt with in this Agreement, each party shall bear its own costs incurred in connection with fulfilling its obligations under this Agreement.

ARTICLE 6 - OBLIGATIONS OF A-P

6.1 A-P covenants and warrants as follows:

     (a) that it is now and will throughout the term of this Agreement be the sole and beneficial owner of the Patents and Patent Rights free of all liens, charges and encumbrances whatsoever;

     (b)  that it has full power and authority to enter into this Agreement; and


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     (c)  that neither the Patents not the Patent Rights are the subject  matter of any suits, actions, proceedings or other litigation in any jurisdiction within or without Canada.

6.2 A-P shall indemnify and save harmless AGGI all and from any loss, damage or liability whatsoever arising or resulting from any breach by a A-P of any of the provisions of this Agreement and, in particular, without limiting the generality of the foregoing, in respect of a claim that in operating under the terms of this Agreement, AGGI has infringed any patent or any other proprietary right or any contractual right.

6.3 A-P agrees, that with respect to all metal-air batteries, it will provide R & D with certain research and development projects and that R & D shall, in performing these projects, be responsible to assist in the creation, production, design, manufacture, marketing and distribution of prototypes and products created by using its Patent Rights and its Technology as well as the design and distribution of production lines for producing products resulting from its Patent Rights and Technology. For purposes of clarity, it is understood and agreed that no exclusive rights are being granted to R & D under this Agreement.

6.4 R & D shall provide a copy of the written quotation from AGGI to A-P in advance for each project. If R & D does not have the funds to pay such costs, A-P shall advance the shortfall by way of loan to R & D to cover the costs of such projects, to be repaid to A-P (as set out in Section 4.2) from the income of R & D as a first charge to be paid before any distributions to shareholders of R & D.

6.5 A-P agrees that R & D shall be entitled to sell prototypes and production lines on its own account and receive the proceeds from the sale of such prototypes and production lines except for projects developed by a person. firm or corporation other than R & D and save and except that: (i) A-P shall be entitled to approve of the purchaser of such prototypes and/or production lines and the contractual terms invoked in the transaction; and (ii) R & D shall not be entitled to any proceeds from the sale of products produced from the prototype or from the production line. It is also agreed that neither AGGI or AG Group, Inc. shall be licensed to or sell any products produced by or for A-P.

6.6 Trimol agrees to issue to AGGI or its nominees a stack option for two million (2,000,000) shares of Trimol with an exercise price of U.S. Fifth Cents (U.S. $.5O) per share, expiring August 23, 2003, exercisable in whole or in part from the vesting date of August 23, 2001, subject to the following:

     (a) In the event that the closing price of Trimol Stock is less than One Dollar ($100) per share on a U.S. Exchange at 5:00 p.m. (EST) on
          August 23, 2003, then Trimol shall pay to AGGI for each share of stock, whether the option has been exercised or unexercised, the difference between One Dollar ($1.00) and the closing price at which the stock last traded, but in no event more than Fifty Cents ($0.50) per share.

          Notwithstanding anything to the contrary contained in this Agreement, no payment shall be required under this Subsection 6.6(a)


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          (i)  for any stock which has been sold by AGGI; or

          (ii) if the price of Trimol stock on a US. Exchange has exceeded One Dollar ($1.00) per share at the close of any market trading day

               (A) after any of the exercised option stock has either been registered for trading or available to be traded under any proper exemption from registration under application securities laws requirements, but

               (B)  before August 24, 2003.

     (b) If, subsequent to August 23, 2001 and prior to August 23, 2003, there has been a consolidation or division of the shares of Trimol, this Section shall be interpreted, mutates mutandis.

     (c) Trimol shall use its best efforts to register the underlying shares on or before August 23, 2002, so that such shares can be freely traded on the public market.

     (d) In the event of a conflict between the provisions of this Agreement and the provisions of the formal stock option agreement to be issued by Trimol, the provisions of this Agreement shall prevail.

6 7 Eontech agrees to issue to AGGI or its nominee a stock option for 5.54 shares of common stock of Eontech, representing five percent (5%) of the currently issued common stock (being 105.26 shares) with an exercise price of U S Nine Hundred and Two Thousand, Five Hundred and Twenty-Seven Dollars and Eight Cents (U S $902,527.08) per share or a total of U.S. Five Million Dollars (U.S. $5,000,000.00), expiring August 23, 2004, exercisable in whole or in part from the vesting date of August 23. 2001.

     In the event that on or before August 23 2004

     (a)  AGGI and/or R & S have completed working prototypes for

          (i)  fuel cell cartridges;

          (ii) electric power stations:

          (iii) electric cartridges for universal military applications; and

          (iv) electric batteries for automobiles,

     together with complete sets of working drawings for each of the above and such prototypes are ready for commercial sale, all in form satisfactory to A-P in its discretion (acting reasonably); and


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     (b)  R & D has designed and built production line to produce cathode, anode or electrolytes for the products referred to in Subsection 6.71(a); or

     (c) A-P has entered into a major license or distribution agreement dealing with any one or more at the products referred to in Subsection 6.7(a).

then the said 5,54 shares of Eontech will be issued to AGGI without charge and with no obligation on the part of AGGI to pay the option price referred to above.

     In the event of a conflict between the provisions of this Agreement and the provisions of the formal stock option agreement to be issued by Eontech, the provisions of this Agreement shall prevail.

ARTICLE 7- TERMINATION

7.1 This Agreement may be terminated by A-P and Trimol, acting jointly, as follows:

     (a) if any of AGGI or R & D are unable to provide the services required of it;

     (b) if any of AGGI or R & D breaches or defaults on any material obligation contained in this Agreement that is not cured within thirty
          (30) days from its receipt of a written notice from A-P setting forth the specific breach or default committed by it;

     (c) if either AGGI or R & D files for protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receivership s commenced by third party against either of them which remains undismissed for a period of sixty (60) days from the date of commencement; or

     (d)  upon ninety (9O) days' notice in writing to both AGGI and $ & D.

7.2 AGGI or R & D may terminate this Agreement as follows:

     (a) if either A-P or Trimol breaches or defaults upon any material obligation that is not cured within thirty (30) days from its receipt of a written notice setting forth the specific breach or default committed by them;

     (b) if either A-P or Trimol files for protection under the bankruptcy laws, or any bankruptcy petition or petition for receivership is commenced by a third party against either A-P or Trimol which remains undismissed for a period of sixty (60) days from the date of commencement; or

     (c)  upon ninety (90) days' notice in writing to both A-P and Trimol.

7.3 In the event of termination of this Agreement and notwithstanding anything to the contrary contained herein, the provisions of Article 2 shall continue indefinitely. Notwithstanding the termination of the Agreement AGGI shall continue to make payments required to be made by it for services rendered prior sales made or loans made as the case may be, to the date of termination.


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

8.1 This Agreement is not intended to create a partnership or joint venture among the parties.

8.2 Neither of AGGI or R & D shall make any press release, reference in marketing materials or make any other public disclosure regarding this Agreement, the Technology or any services performed b them in connection herewith without the prior written consent of both A-P and Trimol.

8.3 This Agreement shall be governed by and construed under the laws of the Province of Ontario

8.4 This Agreement constitutes the entire agreement of the parties and supersedes all previous and collateral agreements and understandings with respect to the subject matter.

8.5 No waiver or modification of any of the provisions of this Agreement shall be binding unless the waiver or modification is in writing and is signed by all parties.

8.6 All notices, requests, demands or other communications (collectively, "Notice") required by the terms hereof or permitted to be given by one party to any other party shall be given in writing by personal delivery, by registered mail (postage prepaid) or by facsimile transmission to such other party as follows:

     (a)  to R & D at:             16775 West Park Circle Drive
                                   Chagrin Falls, OH
                                   44023 U.S.A.

                                   Fax No.: (440) 543-7770

          C C. to:                 87 Scollard Street
                                   Toronto ON M5R 1G4
                                   Canada

     (b)  to A-P at:               87 Scollard Street
                                   Toronto, ON M5R 1G4
                                   Canada

                                   Fax No.: (416) 928-1115

          C.C. to:                 Barry A. Spiegel, Q.C.
                                   390 Bay Street
                                   Suite 1202
                                   Toronto. ON M5H 2Y2
                                   Canada

     (c)  to Trimol at:            1285 Avenue of the Americas
                                   35th Floor
                                   New York, N.Y. 10019
                                   U.S.A.


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

                                   Fax No.

     (d)  to AGGI at:              16775 West Park Circle Drive
                                   Chagrin Falls, OH 44023
                                   U SA.

                                   Fax No.: (440) 543-7770

          C.C. to                  Gregg S. Levy, Esq.
                                   Dinn, Hochman, Potter & Levy, LLC
                                   Suite 200
                                   5910 Landesbrook Drive
                                   Mayfiald Heights, 08 44124

other parties hereto in writing from time to time.

     All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, seventy-two (72) hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received seventy-two
(72) hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

8.7 The parties shall sign further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

     IN WITNESS WHEREOF this Agreement has beer, executed by the parties this 28th day of August, 2001.

SIGNED, SEALED AND DELIVERED    )                EONTECH R& D, INC.
         In the presence of:    )
                                )                Per: /s/ Alexander Greenspan
                                )
                                )                Per: Alexander Greenspan
                                )
                                )
                                )                ALUMINUM -POWER INC.
                                )
                                )                Per: /s/ Vijay Sharma
                                )
                                )                Per: Vijay Sharma

                                )
                                )                TRIMOL GROUP INC.
                                )
                                )                Per: /s/ Alexander M. Gordin
                                )
                                )                Per: Alexander M. Gordin
                                )
                                )                AGGI LIMITED, LLC
                                )
                                )                Per: /s/ Alexander Greenspan
                                )
                                )                Per: Alexander Greenspan
                                )
                                )                EONTECH GROUP INC.
                                )
                                )                Per: /s/  Jack Braverman
                                )
                                )                Per: Jack Braverman


                                       13